Exhibit 2.2

AMENDMENT NO. 1 TO

ASSET PURCHASE AGREEMENT

THIS AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT (this “Amendment”) is made as of February 21, 2003, by and among (i) InSight Health Corp. (“Buyer”), (ii) Comprehensive Medical Imaging Centers, Inc (“CMIC”), (iii) Comprehensive Medical Imaging, Inc. (together with CMIC and each of its other subsidiaries necessary to effect the transfer of assets under the Purchase Agreement (as defined below), “Seller”) and (iv) Cardinal Health 414, Inc. (“Parent”).

WHEREAS, Buyer, Seller and Parent entered into an Asset Purchase Agreement dated as of January 6, 2003 (the “Purchase Agreement”); and

WHEREAS, the parties to the Purchase Agreement wish to amend the Purchase Agreement;

NOW THEREFORE, the parties hereto agree as follows:

1.             All capitalized terms used herein but not defined shall have the meanings ascribed to them in the Purchase Agreement.

2.             Section 2.5(b) of the Agreement is hereby amended and restated to read in its entirety as follows:

“Second Closing.  The second closing (if any) of the purchase and sale of the Purchased Assets (the “Second Closing”) shall take place, subject to the satisfaction or waiver of all of the conditions specified in Sections 7.1, 7.4 and 7.5 (other than conditions with respect to actions the respective Parties will take at the Second Closing itself), on March 31, 2003 (the “Second Closing Date”) at the offices of Akin, Gump, Strauss, Hauer & Feld, L.L.P., Century Tower Plaza, 2029 Century Park East, Suite 2400, Los Angeles, California, commencing at 9:00 a.m., local time.  For purposes of clarification, if the Initial Closing does not occur until March 31, 2003, there will be no Second Closing.”

3.             Section 5.14 of the Agreement is hereby amended and restated to read in its entirety as follows:

“Acquisition of MDS Centers.  Seller shall, from the date hereof until (i) in the case of SFV JV and Orange County JV, March 31, 2003, or (ii) in the case of Valencia JV, May 9, 2003, use its Best Efforts to purchase 100% of the Equity Interests in the MDS Centers, including exercising any available options to purchase such Equity Interests as soon as practicable.  To the extent Seller successfully purchases 100% of the Equity Interests of an MDS Center prior to the date specified in the foregoing sentence, Seller shall transfer to Buyer and Buyer shall purchase the related Subject Assets as contemplated hereby.”

4.             Section 6.7(a) of the Agreement is hereby amended and restated to read in its entirety as follows:

“If Seller does not obtain all of the outstanding Equity Interests of any MDS Center prior to the Initial Closing Date, then, from the Initial Closing Date until (i) in the case of SFV JV and Orange County JV, March 31, 2003, or (ii) in the case of Valencia JV, May 9, 2003, Seller shall use its Best Efforts to acquire 100% of the outstanding Equity Interests to allow for a Closing Date for the related Subject Assets on or prior to the earlier of (i) the Completion Date or (ii) if there is no Initial Closing, the Termination Date.”

5.             Except as expressly modified by this Amendment, the Purchase Agreement shall remain in full force and effect in accordance with its terms.

6.             This Amendment shall become effective on the date first above written.

7.             This Amendment will be governed and construed in accordance with the laws of the State of California, without giving effect to any choice of laws principles.

8.             This Amendment may be executed in two or more counterparts, which may be delivered by facsimile transmission, each of which shall be deemed an original and all of which together will constitute the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first above written.

INSIGHT HEALTH CORP.

By:	/s/ Steven T. Plochocki
Name:	Steven T. Plochocki
Title:	President & CEO

COMPREHENSIVE MEDICAL IMAGING CENTERS, INC.

By:	/s/ Brendan A. Ford
Name:	Brendan A. Ford
Title:	EVP, Corporate Development

COMPREHENSIVE MEDICAL IMAGING, INC.

By:	/s/ Brendan A. Ford
Name:	Brendan A. Ford
Title:	EVP, Corporate Development

CARDINAL HEALTH 414, INC.

By:	/s/ Brendan A. Ford
Name:	Brendan A. Ford
Title:	EVP, Corporate Development